Exhibit 99.1

  Service Corporation International Announces Settlement of Florida Litigation

PR Newswire -- December  2, 2003

     HOUSTON, Texas, Dec. 2 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SRV), the world's largest funeral and cemetery company, today announced it has entered into an agreement in principle to settle the class action lawsuit and all individual related lawsuits pending against the Company involving Florida's Menorah Gardens and Funeral Chapels (Florida litigation), with the exception of one lawsuit pending in Palm Beach County, Florida styled: Sol Guralnick, et. al. vs. SCI Funeral Services of Florida, Inc., et. al. All claims under the Florida litigation would be dismissed following final court approval of the settlement.

     Commenting on the Company's Florida litigation settlement, SCI Chairman and Chief Executive Officer, R. L. Waltrip, said: "We are pleased to have this matter resolved so that we can devote more of our attention and resources to serving our client families and focusing on achieving our strategic objectives."

     The terms of the proposed settlement call for the Company to make payments totaling approximately $100 million in settlement of these claims. The
Company has substantial face amount of insurance coverage related to such claims, although there are various unresolved insurance coverage disputes.

     As of September 30, 2003, the Company had recognized reserves of approximately $23 million relating to the Florida litigation. As a result of this settlement, the Company expects to recognize additional litigation related expenses of approximately $77 million on a pretax basis in the fourth quarter of 2003. Due to the unresolved insurance coverage disputes, the Company will not recognize an estimated receivable for insurance recoveries at this present time.

     Cautionary Statement on Forward-Looking Statements

     The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results of the Company to differ materially from those in forward-looking statements include, among others, the Company's ability to consummate the settlement as described in the agreement in principle, the Company's ability to recover amounts under insurance policies and the outcomes of pending lawsuits against the Company involving alleged violations of securities laws as described in the Company's previous filings with the Securities and Exchange Commission.

     For further information on these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings, including the Company's 2002 Annual Report on Form 10-K. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

     As of September 30, 2003, the Company and its affiliates operated 2,236 funeral service locations, 429 cemeteries and 190 crematoria in 8 countries. For more information about Service Corporation International, please visit our website at www.sci-corp.com.

   For additional information contact:
    Investors:  Debbie E. Young - Director of Investor Relations
                (713) 525-9088
    Media:      Terry Hemeyer - Managing Director / Corporate Communications
                (713) 525-5497

SOURCE  Service Corporation International
   -0-                             12/02/2003
    /CONTACT: Investors - Debbie E. Young, Director of Investor Relations, +1-713-525-9088, or Media - Terry Hemeyer, Managing Director\Corporate Communications, +1-713-525-5497, both of Service Corporation International/
   /Web site:  http://www.sci-corp.com /
   (SRV)

CO:  Service Corporation International
ST:  Texas
IN:
SU:  LAW